SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
         13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)
                                (Amendment No. )*







                           Wendy's International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.10 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    950590109
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  June 13, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]  Rule 13d-1(b)

      [X]  Rule 13d-1(c)

      [_]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  950590109
           ---------------------

--------------------------------------------------------------------------------
     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

               Tudor Investment Corporation
         -----------------------------------------------------------------------
               22-2514825
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------
     2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)
             -------------------------------------------------------------------
          (b)  X
             -------------------------------------------------------------------

--------------------------------------------------------------------------------
     3)   SEC Use Only
                           -----------------------------------------------------

--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization      Delaware
                                               ---------------------------------

--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power          4,893,552
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power     4,893,552
                                              ----------------------------------
                ----------------------------------------------------------------
                 9)  Aggregate Amount Beneficially Owned by Each Reporting
                     Person                       4,893,552
                                                 -------------------------------

--------------------------------------------------------------------------------
    10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------

    11)   Percent of Class Represented by Amount in Row 9      5.6%
                                                          ----------------------

--------------------------------------------------------------------------------
    12)   Type of Reporting Person (See Instructions)     CO
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.  950590109
           ---------------------

--------------------------------------------------------------------------------
     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

               Paul Tudor Jones, II
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------
     2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)
             -------------------------------------------------------------------
          (b)  X
             -------------------------------------------------------------------

--------------------------------------------------------------------------------
     3)   SEC Use Only
                           -----------------------------------------------------

--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization      USA
                                               ---------------------------------

--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power          5,330,394
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power     5,330,394
                                              ----------------------------------
                ----------------------------------------------------------------
                 9)  Aggregate Amount Beneficially Owned by Each Reporting
                     Person                       5,330,394
                                                 -------------------------------

--------------------------------------------------------------------------------
    10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------

    11)   Percent of Class Represented by Amount in Row 9      6.1%
                                                          ----------------------

--------------------------------------------------------------------------------
    12)   Type of Reporting Person (See Instructions)     IN
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.  950590109
           ---------------------

--------------------------------------------------------------------------------
     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

               James J. Pallotta
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------
     2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)
             -------------------------------------------------------------------
          (b)  X
             -------------------------------------------------------------------

--------------------------------------------------------------------------------
     3)   SEC Use Only
                           -----------------------------------------------------

--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization      USA
                                               ---------------------------------

--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power          5,330,394
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power     5,330,394
                                              ----------------------------------
                ----------------------------------------------------------------
                 9)  Aggregate Amount Beneficially Owned by Each Reporting
                     Person                       5,330,394
                                                 -------------------------------

--------------------------------------------------------------------------------
    10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------

    11)   Percent of Class Represented by Amount in Row 9      6.1%
                                                          ----------------------

--------------------------------------------------------------------------------
    12)   Type of Reporting Person (See Instructions)     IN
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.  950590109
           ---------------------

--------------------------------------------------------------------------------
     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

               Tudor Proprietary Trading, L.L.C.
         -----------------------------------------------------------------------
               13-3720063
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------
     2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)
             -------------------------------------------------------------------
          (b)  X
             -------------------------------------------------------------------

--------------------------------------------------------------------------------
     3)   SEC Use Only
                           -----------------------------------------------------

--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization      Delaware
                                               ---------------------------------

--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power            436,842
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power       436,842
                                              ----------------------------------
                ----------------------------------------------------------------
                 9)  Aggregate Amount Beneficially Owned by Each Reporting
                     Person                         436,842
                                                 -------------------------------

--------------------------------------------------------------------------------
    10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------

    11)   Percent of Class Represented by Amount in Row 9      0.5%
                                                          ----------------------

--------------------------------------------------------------------------------
    12)   Type of Reporting Person (See Instructions)     OO
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.  950590109
           ---------------------

--------------------------------------------------------------------------------
     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

          The Tudor BVI Global Portfolio Ltd.
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

--------------------------------------------------------------------------------
     2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)
             -------------------------------------------------------------------
          (b)  X
             -------------------------------------------------------------------

--------------------------------------------------------------------------------
     3)   SEC Use Only
                           -----------------------------------------------------

--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization      Cayman Islands
                                               ---------------------------------

--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power            816,926
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power       816,926
                                              ----------------------------------
                ----------------------------------------------------------------
                 9)  Aggregate Amount Beneficially Owned by Each Reporting
                     Person                         816,926
                                                 -------------------------------

--------------------------------------------------------------------------------
    10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------

    11)   Percent of Class Represented by Amount in Row 9      0.9%
                                                          ----------------------

--------------------------------------------------------------------------------
    12)   Type of Reporting Person (See Instructions)     CO
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.  950590109
           ---------------------

--------------------------------------------------------------------------------
     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

          The Raptor Global Portfolio Ltd.
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

--------------------------------------------------------------------------------
     2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)
             -------------------------------------------------------------------
          (b)  X
             -------------------------------------------------------------------

--------------------------------------------------------------------------------
     3)   SEC Use Only
                           -----------------------------------------------------

--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization      Cayman Islands
                                               ---------------------------------

--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power          4,042,901
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power     4,042,901
                                              ----------------------------------
                ----------------------------------------------------------------
                 9)  Aggregate Amount Beneficially Owned by Each Reporting
                     Person                       4,042,901
                                                 -------------------------------

--------------------------------------------------------------------------------
    10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------

    11)   Percent of Class Represented by Amount in Row 9      4.6%
                                                          ----------------------

--------------------------------------------------------------------------------
    12)   Type of Reporting Person (See Instructions)     CO
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.  950590109
           ---------------------

--------------------------------------------------------------------------------
     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

          The Altar Rock Fund L.P.
          ----------------------------------------------------------------------
          06-1558414
          ----------------------------------------------------------------------

--------------------------------------------------------------------------------
     2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)
             -------------------------------------------------------------------
          (b)  X
             -------------------------------------------------------------------

--------------------------------------------------------------------------------
     3)   SEC Use Only
                           -----------------------------------------------------

--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization      Delaware
                                               ---------------------------------

--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power             33,725
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power        33,725
                                              ----------------------------------
                ----------------------------------------------------------------
                 9)  Aggregate Amount Beneficially Owned by Each Reporting
                     Person                          33,725
                                                 -------------------------------

--------------------------------------------------------------------------------
    10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                               -------------------------------------------------

    11)   Percent of Class Represented by Amount in Row 9      0.04%
                                                          ----------------------

--------------------------------------------------------------------------------
    12)   Type of Reporting Person (See Instructions)     PN
                                                      --------------------------

--------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

           Wendy's International, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           P.O. Box 256
           4288 West Dublin-Granville Road
           Dublin, OH 43017-0256

Item 2(a). Name of Person Filing:

           Tudor Investment Corporation ("TIC")
           Paul Tudor Jones, II
           James J. Pallotta
           Tudor Proprietary Trading, L.L.C. ("TPT")
           The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio")
           The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
           The Altar Rock Fund L.P. ("Altar Rock")

Item 2(b). Address of Principal Business Office or, if none, Residence:

           The principal business office of each of TIC and TPT is:

                1275 King Street
                Greenwich, CT 06831

           The principal  business office of Mr. Jones and Altar Rock is:

                c/o Tudor Investment Corporation
                1275 King Street
                Greenwich, CT 06831

           The principal business office of Mr. Pallotta is:

                c/o Tudor Investment Corporation
                50 Rowes Wharf, 6th Floor
                Boston, MA 02110

           The principal business office of each of BVI Portfolio and Raptor Portfolio is:

                c/o CITCO
                Kaya Flamboyan 9
                P.O. Box 4774
                Curacao, Netherlands Antilles

Item 2(c). Citizenship:

           TIC is a Delaware corporation.
           Messrs. Jones and Pallotta are citizens of the United States.
           TPT is a Delaware limited liability company.
           BVI Portfolio and Raptor Portfolio are companies organized under the laws of the Cayman Islands.
           Altar Rock is a Delaware limited partnership.

Item 2(d). Title of Class of Securities:

           Common Stock, par value $0.10

Item 2(e). CUSIP Number:

           950590109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
        (a) [ ] Broker or Dealer registered under section 15 of the Act
        (b) [ ] Bank as defined in section 3(a)(6) of the Act
        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
        (d) [ ] Investment Company registered under section 8 of the Investment Company Act
        (e) [ ] Investment   Adviser  registered  under  section  203  of  the
                Investment Advisers Act of 1940
        (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
        (g) [ ] Parent   Holding   Company,   in   accordance   with
                section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
        (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership (As of June 21, 2007).

        (a) Amount Beneficially Owned:  See Item 9 of cover pages

        (b) Percent of Class:  See Item 11 of cover pages

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote

                                                       See Item 5 of cover pages
                                                      --------------------------

           (ii)  shared power to vote or to direct the vote

                                                       See Item 6 of cover pages
                                                      --------------------------

           (iii) sole power to dispose or to direct the disposition of

                                                       See Item 7 of cover pages
                                                      --------------------------

           (iv)  shared power to dispose or to direct the disposition of

                                                       See Item 8 of cover pages
                                                      --------------------------

            The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (436,842 shares), BVI Portfolio (816,926 shares), Raptor Portfolio (4,042,901 shares), and Altar Rock (33,725 shares). Because TIC provides investment advisory services to BVI Portfolio, Raptor Portfolio, and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC and TPT responsible for investment decisions with respect to the shares of Common Stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.


Item 5. Ownership of Five Percent or Less of a Class.

             Not applicable


Item 6. Ownership  of More than Five  Percent on Behalf of Another Person.

             Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             Not applicable

Item 8. Identification and Classification of Members of the Group.

             See cover pages

Item 9. Notice of Dissolution of Group.

             Not applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            Dated:     June 22, 2007


                            TUDOR INVESTMENT CORPORATION


                            By:     /s/ Stephen N. Waldman
                                ------------------------------------------------
                                Stephen N. Waldman
                                Managing Director and Associate General Counsel




                                    /s/ Paul Tudor Jones, II
                                ------------------------------------------------
                                    Paul Tudor Jones, II



                                    /s/ James J. Pallotta
                                ------------------------------------------------
                                    James J. Pallotta


                            TUDOR PROPRIETARY TRADING, L.L.C.


                            By:     /s/ Stephen N. Waldman
                                ------------------------------------------------
                                Stephen N. Waldman
                                Managing Director and Associate General Counsel


                            THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                            By:  Tudor Investment Corporation,
                                 Trading Advisor


                               By:   /s/ Stephen N. Waldman
                                    ---------------------------------------
                                    Stephen N. Waldman
                                    Managing Director and Associate General
                                      Counsel

                            THE RAPTOR GLOBAL PORTFOLIO LTD.

                            By:  Tudor Investment Corporation,
                                 Investment Advisor


                               By:   /s/ Stephen N. Waldman
                                    ---------------------------------------
                                    Stephen N. Waldman
                                    Managing Director and Associate General
                                      Counsel



                            THE ALTAR ROCK FUND L.P.

                            By:  Tudor Investment Corporation,
                                 General Partner


                               By:   /s/ Stephen N. Waldman
                                    ---------------------------------------
                                    Stephen N. Waldman
                                    Managing Director and Associate General
                                      Counsel